Exhibit 99.1
Contact:
Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351
Universal Technical Institute Reports Fourth Quarter Results for Fiscal 2008
PHOENIX — Nov. 24, 2008 — Universal Technical Institute, Inc. (NYSE: UTI), a leading provider of technical education training, today reported net income of $0.6 million for the fourth quarter ended Sept. 30, 2008, or 2 cents per diluted share, as compared to a net loss of $1.3 million, or 5 cents per diluted share, for the fourth quarter of the prior year. Net income for the year ended Sept. 30, 2008 was $8.2 million, or 32 cents per diluted share, compared with $15.6 million, or 57 cents per diluted share, for the year ended Sept. 30, 2007.
Fourth Quarter Operating Performance
For the fourth quarter of fiscal 2008 net revenues were $84.6 million, a 2.7 percent decrease from $87.0 million for last year’s fourth quarter. The decrease in net revenues primarily relates to a decline in average undergraduate full-time student enrollment and an increase in need-based tuition scholarships, higher military and veteran discounts. These decreases were partially offset by higher tuition prices and one additional revenue earning day during the quarter ended Sept. 30, 2008.
Operating income for the fourth quarter of fiscal 2008 was $0.5 million compared to an operating loss of $1.9 million in the same period last year.

Educational services and facilities expense decreased $2.8 million, or 5.6 percent to $47.3 million for the three months ended Sept. 30, 2008, from $50.1 million in the three months ended Sept. 30, 2007. This decrease is primarily attributable to a decrease in compensation and benefits and contract services as a result of the reduction in workforce during Sept. 2007. The decrease was partially offset by an increase in occupancy costs related to the sale and leaseback of the Norwood facility in October 2007.
Selling, general and administrative expense decreased $2.1 million, or 5.3 percent to $36.8 million for the three months ended Sept. 30, 2008, from $38.9 million for the three months ended Sept. 30, 2007. During the fourth quarter of 2008, we experienced lower media rates and we reduced our local advertising spend as compared to the prior year which resulted in a decrease in overall advertising costs. Additionally, we experienced a decrease in compensation and benefits as a result of the sales force reorganization during Sept. 2007, partially offset by an increase in the number of campus-based sales representatives.
“During the quarter, our student starts grew 5% over last year. The growth was due to continued improvement in lead generation, contract growth and student show rates. Given the positive momentum we have going into our new fiscal year and the assumption that we can continue to overcome headwinds associated with macroeconomic conditions and the student lending environment, we remain optimistic that we will see start growth year over year; ultimately, driving an increase in our average student population during the summer of 2009,” said Kimberly McWaters, President and Chief Executive Officer of UTI.

Fiscal 2008 Operating Performance
Net revenues for the year ended Sept. 30, 2008 were $343.5 million, a 2.8 percent decrease, from $353.4 million for the year ended Sept. 30, 2007. This decrease primarily relates to a decline in average undergraduate full-time student enrollment and an increase in need-based tuition scholarships, higher military and veteran discounts. These decreases were partially offset by two additional revenue earning days during the year ended Sept. 30, 2008 and higher tuition prices.
For the year ended Sept. 30, 2008, operating income decreased $13.1 million to $10.7 million, or 3.1 percent of net revenues, from $23.8 million, or 6.7 percent of net revenues, for the prior year.
Educational services and facilities expense increased $0.4 million, or 0.2 percent to $186.6 million for the year ended Sept. 30, 2008, from $186.2 million for the year ended Sept. 30, 2007. The sale and leaseback of our Sacramento and Norwood facilities in July 2007 and October 2007, respectively, resulted in an increase in occupancy costs and a decrease in depreciation expense. Contract services costs increased due to outsourcing a portion of the financial aid process, training our staff to improve skill levels and customer service and providing disability accommodations for hearing impaired students. These increases were partially offset by a decrease in compensation and benefits and outplacement services for employees impacted by the reduction in force during Sept. 2007.
Selling, general and administrative expense increased $2.7 million, or 1.9 percent to $146.1 million for the year ended Sept. 30, 2008, from $143.4 million for the year ended Sept. 30, 2007. The increase is primarily attributable to an increase in contract services costs related to contract employees used to fill open positions, marketing and advertising research and set-up fees associated with the outsourcing of the proprietary loan program. Additionally, there was an increase in bad debt expense due to changes we made to our financial aid process and the resulting delay in receiving student financial aid funding and the ineffectiveness of the third-party collection agency utilized during the first half of 2008. These increases were partially offset by decreases in compensation and benefits for employees impacted by the sales force reorganization during Sept. 2007, partially offset by an increase in the number of campus-based sales representatives. We also experienced a decrease in advertising expense as a result of the new national advertising campaign that has resulted in a decrease in spending for local and other less efficient media while increasing lead productivity. Additionally, we limited our advertising spend during our 2008 first quarter due to the significant number of political and holiday advertisements, which historically did not occur during our first quarter.

Balance Sheet and Cash Flow
At Sept. 30, 2008, cash and cash equivalents were $80.9 million compared with $75.6 million at Sept. 30, 2007. At Sept. 30, 2008, shareholders’ equity was $108.2 million compared with $124.5 million at Sept. 30, 2007. Pursuant to the previously announced share repurchase plan, we purchased 1,886,300 shares of stock during the year ended Sept. 30, 2008 at a total cost of approximately $29.5 million. We did not purchase any shares during the quarter ended Sept. 30, 2008.
Cash flow provided by operations was $21.1 million for the year ended Sept. 30, 2008, compared with $39.6 million for the year ended Sept. 30, 2007. This decrease is primarily attributable to the decline in net income as well as financial aid process changes related to the changing student lending environment.

Student Enrollment Data and Capacity Utilization

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Average undergraduate full-time student enrollment	14,689	15,464	14,941	15,856
Total seats available	24,970	25,480	24,970	25,480
Average capacity utilization	58.8%	60.7%	59.8%	62.2%
End of period undergraduate full-time student enrollment	16,481	16,882	16,481	16,882
Total starts	6,939	6,612	15,119	15,440
Lower starts in prior periods were the primary contributor to declines in the fourth quarter and twelve month full-time student enrollment statistics.
Fiscal 2009 Expectations
During fiscal 2009, we anticipate the positive momentum in some of our key leading indicators to continue and anticipate growth in student contracts on a percentage basis in the low teens and the percent of growth in student starts may range from the high single to low double digits. Additionally, we believe average undergraduate full-time student enrollment may show improvement on a year over year basis during our second or third quarter and continue to improve in the fourth quarter. If we achieve these growth rates, we may be able to report double digit operating margins in the fourth quarter.
Conference Call
Management of Universal Technical Institute will hold a conference call to discuss its fiscal 2008 fourth quarter results today at 3:00 p.m. Phoenix Time (5:00 p.m. Eastern Time). This call can be accessed by dialing 800-240-2430 or 303-262-2053. Investors are invited to listen to the call live at www.uti.edu. Please access the web site at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 60 days or alternatively the call will be available through Monday, Dec. 1, 2008. To hear the replay, dial (800) 405-2236 (domestic) or (303) 590-3000 (international) and enter pass code 11122194#.

About Universal Technical Institute
Universal Technical Institute is the leading provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 19 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). We routinely post important information about us on our website at www.uti.edu under the “Investors — Information” captions.
Safe Harbor Statement
All statements other than statements of historical fact could be deemed “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include, among other things, changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates, low unemployment, general economic conditions and other risks that are described from time to time in the public filings of the company. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The company expressly disclaims any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changes in expectations, any changes in events, conditions or circumstances, or otherwise.
(Tables Follow)

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenues	$84,629	$87,009	$343,460	$353,370

Operating expenses:
Educational services and facilities	47,254	50,059	186,640	186,245
Selling, general and administrative	36,828	38,871	146,123	143,375

Total operating expenses	84,082	88,930	332,763	329,620

Income (loss) from operations	547	(1,921)	10,697	23,750

Other income (expense):
Interest income	427	874	3,185	2,663
Interest expense	(10)	(10)	(39)	(43)
Other income (expense)	(5)	—	178	—

Total other income (expense)	412	864	3,324	2,620

Income (loss) before income taxes	959	(1,057)	14,021	26,370

Income tax expense	408	264	5,805	10,806

Net income (loss)	$551	$(1,321)	$8,216	$15,564

Earnings per share:
Net income (loss) per share — basic	$0.02	$(0.05)	$0.32	$0.58

Net income (loss) per share — diluted	$0.02	$(0.05)	$0.32	$0.57

Weighted average number of common shares outstanding:
Basic	25,089	26,813	25,574	26,775

Diluted	25,403	26,813	25,807	27,424

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	September 30,	September 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$80,878	$75,594
Restricted cash	2,000	—
Receivables, net	20,222	14,504
Deferred tax assets	5,951	5,656
Prepaid expenses and other current assets	8,568	7,380

Total current assets	117,619	103,134
Property and equipment, net	68,258	104,595
Goodwill	20,579	20,579
Other assets	2,919	4,514

Total assets	$209,375	$232,822

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$37,995	$42,068
Deferred revenue	44,695	49,389
Accrued tool sets	3,870	4,009
Other current liabilities	44	416

Total current liabilities	86,604	95,882
Deferred tax liabilities	2,908	2,025
Deferred rent liability	5,354	4,977
Other liabilities	6,322	5,433

Total liabilities	101,188	108,317

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 28,406,762 shares issued and 25,089,517 shares outstanding at September 30, 2008 and 28,259,893 shares issued and 26,828,948 shares outstanding at September 30, 2007	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Paid-in capital	137,100	132,131
Treasury stock, at cost, 3,317,245 shares and 1,430,945 shares at September 30, 2008 and 2007, respectively	(59,571)	(30,029)
Retained earnings	30,655	22,400

Total shareholders’ equity	108,187	124,505

Total liabilities and shareholders’ equity	$209,375	$232,822

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Twelve Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$8,216	$15,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,605	18,751
Bad debt expense	4,379	3,375
Stock-based compensation	5,325	6,441
Deferred income taxes	(249)	(957)
Loss on sale of property and equipment	1,216	680
Changes in assets and liabilities:
Receivables	(11,307)	(1,625)
Income taxes payable (receivable)	960	391
Prepaid expenses and other current assets	(1,327)	37
Other assets	1,304	(663)
Accounts payable and accrued expenses	109	(2,160)
Deferred revenue	(4,694)	(90)
Accrued tool sets and other current liabilities	(511)	(341)
Other liabilities	68	230

Net cash provided by operating activities	21,094	39,633

Cash flows from investing activities:
Purchase of property and equipment	(17,705)	(46,580)
Proceeds from sale of property and equipment	32,689	40,192
Increase in restricted cash	(2,000)	—

Net cash provided by (used in) investing activities	12,984	(6,388)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee plans	497	861
Excess tax benefit from stock-based compensation	251	57
Purchase of treasury stock, including fees of $75 in 2008	(29,542)	—

Net cash (used in) provided by financing activities	(28,794)	918

Net increase in cash and cash equivalents	5,284	34,163
Cash and cash equivalents, beginning of period	75,594	41,431

Cash and cash equivalents, end of period	$80,878	$75,594

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